UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 23, 2005

AMERICAN STANDARD COMPANIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11415	13-3465896
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Centennial Avenue, P.O. Box 6820, Piscataway, NJ	08855-6820
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 980-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

As discussed during its first quarter 2005 earnings conference call, the company expects to incur charges related to operational consolidation activities. An operational consolidation program related to Bath and Kitchen’s European fittings operations is described below.

As part of an effort to remain cost competitive and optimize its manufacturing capabilities, the management of the Bath and Kitchen business decided on June 23, 2005, to reorganize its fittings manufacturing operations in Europe by discontinuing manufacturing processes in certain locations and strategically relocating manufacturing to more cost-effective locations. These actions will result in charges amounting to approximately $14 million ($9 million after tax), including approximately $10 million for job-elimination expenses related to 286 employees, approximately $3 million of non-cash asset impairment charges and $1 million of other exit costs. Approximately $9 million will be incurred in the second quarter of 2005, $4 million is expected to be incurred during the remainder of 2005 and $1 million is expected to be incurred in 2006. The Company estimates that the foregoing charges will result in approximately $11 million of cash expenditures, $5 million of which are expected to be incurred in 2005 and the rest in 2006. The company expects these activities to be completed by the middle of 2006. Once completed, the Company expects to realize annualized cost savings from these activities in the range of $9 million to $11 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN STANDARD COMPANIES INC.

By:	/s/ Richard S. Paradise
Name:	Richard S. Paradise
Title:	Vice President and Controller

DATE: June 29, 2005